EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer 540-955-2510 jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES SECOND

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., July 21 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for the quarter ended June 30, 2008 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first six months of 2008 was $3.8 million, which represents an increase of $1.1 million or 37% from net income of $2.7 million for the first six months of 2007. The Company’s net income for the second quarter of 2008 was $2.1 million, which is an increase of $0.6 million from net income of $1.5 million for the second quarter of 2007. Diluted earnings per share were $1.20 and $0.88 for the first six months of 2008 and 2007, respectively, which represents an increase of $0.32 or 36%. Diluted earnings per share were $0.66 and $0.49 for the second quarter of 2008 and 2007, respectively. Net interest income was $9.4 million for the first six months of 2008 as compared to $8.5 million during the same period of 2007, which represents an increase of $0.9 million or 11%. Net interest income was $4.9 million for the second quarter of 2008 as compared to $4.3 million during the same period of 2007, which represents an increase of $0.6 million or 13%. Noninterest income was $4.4 million and $3.0 million for the first six months of 2008 and 2007, respectively, which represents an increase of $1.4 million. Noninterest income was $2.5 million and $1.7 million for the second quarter of 2008 and 2007, respectively, which represents an increase of $0.8 million. Noninterest income for the second quarter includes a gain of $742,000 from the sale of a former branch building in downtown Winchester. Noninterest expenses were $7.9 million and $7.5 million for the first six months of 2008 and 2007, respectively, which represents an increase of $0.4 million. Noninterest expenses were $4.1 million and $3.8 million for the second quarter of 2008 and 2007, respectively, which represents an increase of $0.3 million.

Total assets of the Company were $518.4 million at June 30, 2008, which represents an increase of $16.7 million or 3% from $501.7 million at June 30, 2007 and an increase of $10.8 million or 2% from $507.6 million at December 31, 2007. Total loans were $390.7 million at June 30, 2008, which represents an increase of $8.3 million or 2% from $382.4 million at June 30, 2007 and an increase of $1.0 million from $389.7 million at December 31, 2007. Total deposits were $372.2 million at June 30, 2008, which represents a decrease of $21.5 million or 5% from $393.7 million at June 30, 2007 and a decrease of $7.4 million or 2% from $379.6 million at December 31, 2007.

A dividend of $0.17 per share will be paid on August 15, 2008 to shareholders of record as of August 1, 2008. This represents an increase of $0.01 or 6% over the August 15, 2007 dividend of $0.16 per share. The Company’s total dividend was $0.64 per share for 2007 as compared to $0.60 per share for 2006.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.